Exhibit 99.1

Four Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

For Additional Information:

A. William Stein	Pamela M. Garibaldi
Chief Financial Officer and	Vice President, Investor Relations and
Chief Investment Officer	Corporate Marketing
Digital Realty Trust, Inc.	Digital Realty Trust, Inc.
+1 (415) 738-6500	+1 (415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS SECOND QUARTER FFO OF $1.09 PER

SHARE, UP 2.8% FROM FIRST QUARTER 2012

Company updates 2012 FFO and core FFO guidance, increasing core FFO midpoint

San Francisco, Calif. (July 25, 2012) – Digital Realty Trust, Inc. (NYSE: DLR), a leading global provider of data center solutions, today announced financial results for the second quarter of 2012. All per share results are on a diluted share and unit basis.

Recent Highlights:

•

Reported FFO of $1.09 per share for the second quarter of 2012, up 6.9% from $1.02 per share for the second quarter of 2011. Excluding certain items that do not represent ongoing expenses or revenue streams in each quarter, second quarter 2012 core FFO was $1.07 per share, up 4.9% from second quarter 2011 core FFO of $1.02 per share;

•

Reported net income for the second quarter of 2012 of $54.0 million and net income available to common stockholders of $42.0 million, or $0.38 per share, up 15.2% from $0.33 per share for the second quarter of 2011;

•

Completed three property acquisitions during the second quarter, including two income producing properties for approximately $87.5 million and one redevelopment property for approximately $22.3 million;

•	Acquired through a joint venture with Savvis a 164,000-square-foot redevelopment property in Hong Kong, representing the Company’s entrance into the Hong Kong market;

•

Completed the sale of 7.3 million shares of 6.625% Series F Cumulative Redeemable Preferred Stock, including partial exercise of the underwriters’ over-allotment option, and raising net proceeds of $176.3 million;

•	On July 2, 2012, completed a common stock offering of 11,500,000 shares at a price of $72.25 per share, which generated approximately $796.8 million of net proceeds;

•

On July 11, 2012, completed the acquisition of the Sentrum Portfolio, a three-property operating data center portfolio, comprising approximately 761,000 square feet in the greater London area for $1.1 billion;

•

Repaid in full a $20.5 million mortgage loan on the 800 Central Expressway property in Santa Clara, California in connection with the buy-out of the Company’s joint venture partner at the property for $12.4 million;

•

Repaid in full a $25.0 million mortgage loan on the 700/750 Central Expressway office property in Santa Clara, California held in an unconsolidated joint venture in connection with the sale of the property for $47.8 million;

•	Repaid in full a $15.9 million mortgage loan on the 1201 Comstock Street property in Santa Clara, California;

•	Signed leases during the second quarter of 2012, including colocation space, expected to generate approximately $32.1 million in annualized GAAP rental revenue;

•	Commenced leases during the second quarter of 2012, including colocation space, totaling over $30.4 million of annualized GAAP rental revenue; and

•	Revising 2012 core FFO guidance range to $4.37 – $4.48 per share, increasing midpoint to $4.43 per share, and updating 2012 guidance assumptions.

Funds from operations (“FFO”) was $136.9 million in the second quarter of 2012, or $1.09 per share, up 2.8% from $1.06 per share in the previous quarter and up 6.9% from $1.02 per share in the second quarter of 2011.

“Adjusting for items that do not represent ongoing expenses or revenue streams, second quarter 2012 core FFO was $1.07 per share, up 0.9% from first quarter 2012 core FFO of $1.06 per share and up 4.9% from second quarter 2011 core FFO of $1.02 per share,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty. “The $0.02 per share decrease in core FFO compared to reported FFO was primarily due to termination fees that were partially offset by transaction and other expenses.”

FFO is a supplemental non-GAAP performance measure used by the real estate industry to measure the operating performance of real estate investment trusts. FFO and core FFO should not be considered as substitutes for net income determined in accordance with U.S. GAAP as measures of financial performance. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a definition of FFO, a reconciliation from FFO to core FFO, and a definition of core FFO are included as an attachment to this press release.

Net income for the second quarter of 2012 was $54.0 million, compared to $49.3 million for the first quarter of 2012 and $38.2 million for the second quarter of 2011. Net income available to common stockholders in the second quarter of 2012 was $42.0 million, or $0.38 per share, compared to $39.2 million, or $0.36 per share, in the first quarter of 2012, and $32.0 million, or $0.33 per share, in the second quarter of 2011.

The Company reported total operating revenues of $303.7 million in the second quarter of 2012, up 7.3% from $283.1 million in the first quarter of 2012, and up 13.4% from $267.9 million in the second quarter of 2011.

“We are extremely pleased with our performance to date this year. In addition to our solid financial and leasing results, we completed several landmark acquisitions, including the Sentrum Portfolio in London, our first property in Hong Kong with our joint venture partner Savvis, and a major redevelopment property in suburban Chicago,” said Michael F. Foust, Chief Executive Officer of Digital Realty. “We believe that the depth of our team combined with our financial strength and ability to access attractively priced capital to fund our growth are key differentiators for us. These core capabilities along with our focus on delivering flexible, customer driven data center solutions continue to drive value for our shareholders.”

Acquisitions Activity

In the second quarter of 2012, Digital Realty and Savvis, a CenturyLink company, acquired a 164,000-square-foot (15,236-square-meter) property in Hong Kong, which is held in an unconsolidated joint venture. The property is located at Tseung Kwan O Industrial Estate in New Territories, approximately 12 miles from downtown Hong Kong. Upon redevelopment, the building will be capable of supporting approximately 5.76 megawatts of IT load capacity, with potential to add up to 2.9 megawatts of additional capacity.

In the second quarter of 2012, the Company completed three property acquisitions:

•

The Company acquired a fully leased data center facility located in Austin, Texas, totaling approximately 62,000 square feet for a purchase price of $12.5 million. In connection with the acquisition, Digital Realty assumed a $6.7 million secured mortgage loan on the facility.

•

The Company acquired a data center facility located in Dallas, Texas, totaling approximately 269,600 square feet for a purchase price of approximately $75 million. The property is approximately 85% leased.

•	The Company acquired an approximately 575,000 square foot redevelopment property located in suburban Chicago for a purchase price of approximately $22.3 million.

Subsequent to the end of the quarter, on July 11, 2012, the Company completed the acquisition of a three-property portfolio totaling approximately 761,000 square feet located in the greater London area, referred to as the Sentrum Portfolio. The purchase price was £715.9 million (equivalent to $1.1 billion based on the July 11, 2012 exchange rate of £1.00 to $1.55) (subject to adjustment in limited circumstances and to earn-out payments). The acquisition was funded with proceeds from our follow-on equity offering which closed on July 2, 2012 and borrowings under the global revolving credit facility.

As of July 25, 2012, the Company’s portfolio comprised 108 properties, excluding three properties held in unconsolidated joint ventures, consisting of 103 data center facilities and 5 non-technical buildings totaling approximately 20.8 million net rentable square feet, including 2.3 million square feet of space held for redevelopment. The portfolio is strategically located in 32 key data center markets throughout North America, Europe, Asia and Australia.

Balance Sheet Update

Total assets grew to approximately $6.7 billion at June 30, 2012 from $6.4 billion at March 31, 2012. Total debt increased to $3.4 billion at June 30, 2012 from $3.3 billion at March 31, 2012. Stockholders’ equity was approximately $2.7 billion at June 30, 2012, up slightly from approximately $2.6 billion at March 31, 2012.

On April 5, 2012 and April 18, 2012, the Company completed an underwritten public offering of 7,300,000 shares of its 6.625% Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share, including partial exercise of the underwriters’ over-allotment option, for net proceeds of approximately $176.3 million after deducting underwriting discounts and commissions and offering expenses.

On April 17, 2012, the Company closed a new $750 million U.S. dollar equivalent Senior Unsecured Multicurrency Term Loan. The term loan matures in April 2017. Pricing is based on the Company’s senior unsecured debt ratings and is currently 145 basis points over the applicable index for floating rate advances. Funds have been drawn in U.S, Singapore and Australian dollars, as well as Euro and Pound Sterling denominations with the option to add Hong Kong dollars and Yen upon exercise of the $100 million U.S. dollar equivalent accordion. Covenants are consistent with our global revolving credit facility. Proceeds from the term loan were used to repay amounts outstanding under the global revolving credit facility.

On July 2, 2012, the Company completed an offering of 11,500,000 shares of its common stock, including 1,500,000 shares issued upon exercise of the underwriters’ option to purchase additional shares, which was exercised in full, at a price of $72.25 per share, for net proceeds of approximately $796.8 million after deducting underwriting discounts and commissions and offering expenses. Proceeds from the offering were used to fund a portion of the purchase price of the Sentrum Portfolio and repay amounts outstanding under the global revolving credit facility.

2012 Revised Outlook

“The original guidance range of $4.34 to $4.48 per share assumed that items that did not represent ongoing revenue and expense streams would net out to zero over the course of the year. Therefore, core FFO and reported FFO would be essentially identical. As a result of the transaction costs, including debt extinguishment costs associated with the Sentrum acquisition, core FFO will now be significantly greater than reported FFO in 2012,” said Mr. Stein.

FFO per share for the year ending December 31, 2012 is projected to be between $4.15 and $4.25. This guidance represents expected FFO growth of 2.2% to 4.7% over 2011 FFO of $4.06 per share. After adjusting for certain items that do not represent core revenue and expense streams for the full years 2012 and 2011, core FFO per share for the year ending December 31, 2012 is projected to be between $4.37 and $4.48, which represents expected core FFO growth of 6.8% to 9.5% over 2011 core FFO of $4.09 per share. A reconciliation of the range of 2012 projected net income to projected FFO and core FFO follows:

Low - High
Net income available to common stockholders per diluted share	$1.26 – 1.36
Add:
Real estate depreciation and amortization as adjusted for noncontrolling interests	$3.14
Less:
Gain on sale	$(0.02)
Dilutive impact of convertible preferred stock and exchangeable debentures	$(0.23)
Projected FFO per diluted share	$4.15 – $4.25

As adjusted for items that do not represent core expenses and revenue streams:

Reported Q1 items	$0.01

Reported Q2 items	$(0.02)

Projected Q3 transaction expenses and debt extinguishment	$0.22 –$0.23

Projected Q4 transaction expenses	$0.01

Projected core FFO per diluted share	$4.37 – $4.48

The 2012 guidance provided by Digital Realty in this press release is based on the following updated assumptions as of July 25, 2012:

•	Acquisitions of income producing properties totaling $1.42 – 1.45 billion at an average cap rate of 7% – 8.5%;

•	Commencement of leases contributing $130 – $170 million of GAAP rental revenue on an annualized basis;

•	Digital Design Services revenue recognized between $7 – $10 million;

•	Development and redevelopment capital expenditures of $700 – $900 million;

•	Recurring capital expenditures of $40 – $50 million;

•	Total G&A expenses of $60 – $62 million;

•	Transaction expenses of $6 – $8 million;

•	Loss from early extinguishment of debt of $30 – $31 million; and

•	FX rates (USD per currency): Euro = 1.23; Pound = 1.53; SGD = 0.77; AUD = 1.00.

Investor Conference Call Details

Digital Realty will host a conference call on Wednesday, July 25, 2012 at 10:00 am PT / 1:00 pm ET to discuss its second quarter 2012 financial results and operating performance. The conference call will feature Chief Executive Officer, Michael F. Foust, and Chief Financial Officer and Chief Investment Officer, A. William Stein. To participate in the live call, investors are invited to dial +1 (888) 701-6680 (for domestic callers) or +1 (706) 634-5758 (for international callers) and quote the conference ID # 95546174 at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty’s website at www.digitalrealty.com. Please go to the website at least 15 minutes early to register and download and install any necessary audio software. If you are unable to listen to the live conference call, a telephone and webcast replay will be available until 11:59 pm ET on Wednesday, August 15, 2012. The telephone replay can be accessed two hours after the call by dialing +1 (855) 859-2056 (for domestic callers) or +1 (404) 537-3406 (for international callers) and using the conference ID # 95546174. The webcast replay can be accessed on Digital Realty’s website immediately after the live call has concluded.

About Digital Realty

Digital Realty Trust, Inc. focuses on delivering customer driven data center solutions by providing secure, reliable and cost effective facilities that meet each customer’s unique data center needs. Digital Realty’s customers include domestic and international companies across multiple industry verticals ranging from information technology and Internet enterprises, to manufacturing and financial services. Digital Realty’s 108 properties, excluding three properties held as investments in unconsolidated joint ventures, comprise approximately 20.8 million square feet as of July 25, 2012, including 2.3 million square feet of space held for redevelopment. Digital Realty’s portfolio is located in 32 markets throughout Europe, North America, Asia and Australia. Additional information about Digital Realty is included in the Company Overview, which is available on the Investors page of Digital Realty’s website at http://www.digitalrealty.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the Company’s 2012 guidance and its underlying assumptions, rent from leases that have been signed but have not yet commenced and other contracted rent to be received in future periods, development and redevelopment plans, expected IT capacity of development and redevelopment projects, and expectations regarding the Company’s future growth, financial resources and success. These risks and uncertainties include, among others, the following: the impact of the recent deterioration in global economic, credit and market conditions, including the downgrade of the U.S. government’s credit rating; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; increased interest rates and operating costs; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully integrate and operate acquired or redeveloped properties or businesses; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development or redevelopment of properties; decreased rental rates or increased vacancy rates; increased competition or available supply of data center space; our inability to successfully develop and lease new properties and space held for redevelopment; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; losses in excess of our insurance coverage; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Operating Revenues:

Rental	$234,923	$202,806	$457,757	$399,601
Tenant reimbursements	60,422	51,311	118,284	103,145
Construction management	1,954	13,759	4,406	15,576
Other	6,405	5	6,405	300

Total operating revenues	303,704	267,881	586,852	518,622

Operating Expenses:

Rental property operating and maintenance	87,576	72,337	167,421	144,060
Property taxes	15,769	13,962	31,811	27,433
Insurance	2,260	1,998	4,490	4,049
Construction management	596	11,199	789	12,936
Depreciation and amortization	89,000	76,848	172,995	150,766
General and administrative	15,109	14,077	29,359	26,482
Transactions	4,608	740	5,285	1,421
Other	337	—	337	90

Total operating expenses	215,255	191,161	412,487	367,237

Operating income	88,449	76,720	174,365	151,385

Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	3,493	1,058	4,882	2,266
Interest and other income	1,216	380	1,925	644
Interest expense	(37,681)	(39,334)	(75,711)	(75,416)
Tax expense	(1,206)	(233)	(1,927)	(661)
Loss from early extinguishment of debt	(303)	(363)	(303)	(978)

Net Income	53,968	38,228	103,231	77,240

Net income attributable to noncontrolling interests	(1,634)	(1,525)	(2,855)	(3,035)

Net Income Attributable to Digital Realty Trust, Inc.	52,334	36,703	100,376	74,205

Preferred stock dividends	(10,313)	(4,713)	(19,144)	(11,235)

Net Income Available to Common Stockholders	$42,021	$31,990	$81,232	$62,970

Net income per share available to common stockholders:
Basic	$0.38	$0.33	$0.75	$0.67
Diluted	$0.38	$0.33	$0.75	$0.66

Weighted average shares outstanding:
Basic	109,761,017	96,295,585	108,430,437	93,875,415
Diluted	110,166,082	97,511,811	108,809,574	95,012,965

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS

Investments in real estate
Properties:
Land	$596,771	$555,113
Acquired ground leases	6,103	6,214
Buildings and improvements	5,838,885	5,253,754
Tenant improvements	344,215	303,502

Total investments in properties	6,785,974	6,118,583
Accumulated depreciation and amortization	(1,033,128)	(900,044)

Net investments in properties	5,752,846	5,218,539
Investment in unconsolidated joint ventures	42,952	23,976

Net investments in real estate	5,795,798	5,242,515
Cash and cash equivalents	47,777	40,631
Accounts and other receivables, net	96,609	90,580
Deferred rent	279,971	246,815
Acquired above market leases, net	25,367	29,701
Acquired in place lease value and deferred leasing costs, net	370,179	335,381
Deferred financing costs, net	31,024	29,849
Restricted cash	35,322	55,165
Other assets	35,066	27,929

Total Assets	$6,717,113	$6,098,566

LIABILITIES AND EQUITY

Global revolving credit facility	$324,476	$275,106
Unsecured term loan	520,942	—
Unsecured senior notes, net of discount	1,441,569	1,441,072
Exchangeable senior debentures	266,400	266,400
Mortgage loans, net of premiums	846,825	947,132
Other secured loan	—	10,500
Accounts payable and other accrued liabilities	372,974	315,133
Accrued dividends and distributions	—	75,455
Acquired below market leases, net	112,891	85,819
Security deposits and prepaid rents	92,852	101,538

Total Liabilities	3,978,929	3,518,155

Equity:
Stockholders’ equity	2,687,964	2,522,917
Noncontrolling interests	50,220	57,494

Total Equity	2,738,184	2,580,411

Total Liabilities and Equity	$6,717,113	$6,098,566

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Six Months Ended		Year Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011	December 31, 2011

Net income available to common stockholders	$42,021	$39,211	$31,990	$81,232	$62,970	$130,868
Adjustments:
Noncontrolling interests in operating partnership	1,661	1,586	1,582	3,247	3,234	6,185
Real estate related depreciation and amortization (1)	88,186	82,993	76,405	171,179	149,911	308,547
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	866	905	893	1,771	1,785	3,688
Gain on sale of assets held in unconsolidated joint venture	(2,325)	—	—	(2,325)	—	—

FFO available to common stockholders and unitholders (2)	$130,409	$124,695	$110,870	$255,104	$217,900	$449,288

Basic FFO per share and unit	$1.14	$1.12	$1.10	$2.26	$2.21	$4.36
Diluted FFO per share and unit (2)	$1.09	$1.06	$1.02	$2.15	$2.03	$4.06

Weighted average common stock and units outstanding
Basic	114,100	111,433	101,056	112,767	98,699	103,053
Diluted (2)	125,824	125,482	117,845	125,588	116,744	119,404

(1) Real estate related depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	89,000	83,995	76,848	172,995	150,766	310,425
Non-real estate depreciation	(814)	(1,002)	(443)	(1,816)	(855)	(1,878)

	$88,186	$82,993	$76,405	$171,179	$149,911	308,547

(2)	At June 30, 2012, we had 6,964 series D convertible preferred shares outstanding that were convertible into 4,374 common shares on a weighted average basis for the three months ended June 30, 2012. For the three months ended June 30, 2012, we have excluded the effect of dilutive series E and series F preferred stock, that may be converted upon the occurrence of specified change in control transactions as described in the articles supplementary governing the series E and series F preferred stock, which we consider highly improbable; if included, the dilutive effect for the three months ended June 30, 2012 would be 6,470 shares. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures due 2029 that were exchangeable for 6,456 common shares on a weighted average basis for the three months ended June 30, 2012. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended			Six Months Ended		Year Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011	December 31, 2011

FFO available to common stockholders and unitholders	$130,409	$124,695	$110,870	$255,104	$217,900	$449,288

Add: Series C convertible preferred dividends	—	1,402	1,441	1,402	3,273	6,077
Add: Series D convertible preferred dividends	2,394	2,398	3,272	4,792	7,962	13,394
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	4,050	8,100	8,100	16,200

FFO available to common stockholders and unitholders - diluted	$136,853	$132,545	$119,633	$269,398	$237,235	484,959

Weighted average common stock and units outstanding	114,100	111,433	101,056	112,767	98,699	103,053
Add: Effect of dilutive securities (excluding series C and D convertible preferred stock and 5.50% exchangeable senior debentures)	405	485	1,216	379	1,138	764
Add: Effect of dilutive series C convertible preferred stock	489	2,785	2,865	1,637	3,256	3,017
Add: Effect of dilutive series D convertible preferred stock	4,374	4,337	6,419	4,356	7,371	6,242
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,456	6,442	6,289	6,449	6,280	6,328

Weighted average common stock and units outstanding - diluted	125,824	125,482	117,845	125,588	116,744	119,404

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Funds From Operations (FFO) to Core Funds From Operations (CFFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended			Six Months Ended		Year Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011	December 31, 2011

FFO available to common stockholders and unitholders - diluted	$136,853	$132,545	$119,633	$269,398	$237,235	$484,959

Termination fees and other non-core revenues (3)	(7,824)	—	(5)	(7,824)	(300)	(2,953)
Significant transaction expenses	4,608	677	740	5,285	1,421	5,654
Loss from early extinguishment of debt	303	—	363	303	978	1,088
Other non-core expense adjustments (4)	337	—	—	337	174	174

CFFO available to common stockholders and unitholders - diluted	$134,277	$133,222	$120,731	$267,499	$239,508	$488,922

Diluted CFFO per share and unit	$1.07	$1.06	$1.02	$2.13	$2.05	$4.09

(3)	Includes one-time fees, proceeds and certain other adjustments that are not core to our business.
(4)	Includes reversal of accruals and certain other adjustments that are not core to our business.

Note Regarding Funds From Operations

Digital Realty calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, impairment charges, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

Core Funds from Operations

We present core funds from operations, or CFFO, as a supplemental operating measure because, in excluding certain items that do not reflect ongoing revenue or expense streams, it provides a performance measure that, when compared year over year, captures trends in our core business operating performance. We calculate CFFO by adding to or subtracting from FFO (i) termination fees and other non-core revenues, (ii) significant transaction expenses, (iii) loss from early extinguishment of debt, (iv) costs on redemption of preferred stock, (v) significant property tax adjustments, net and (vi) other non-core expense adjustments. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of CFFO as a measure of our performance is limited. Other REITs may not calculate CFFO in a consistent manner. Accordingly, our CFFO may not be comparable to other REITs’ CFFO. CFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.